Exhibit 10.31

PROMISSORY NOTE

Note No. 01

$2,000,000	September 30, 2020
San Francisco, California

The undersigned (“Borrower”) promises to pay to the order of SQN VENTURE INCOME FUND II, LP, a Delaware limited partnership (“Lender”), at its office at 100 Arboretum Drive, Suite 105, Portsmouth, New Hampshire 03801, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000), with interest thereon from the date hereof until maturity, whether scheduled or accelerated, at a fixed rate per annum of twelve and one half percent (12.50%) (the “Designated Rate”), according to the payment schedule described herein, except as otherwise provided herein, and a Final Payment.

This Note is one of the Promissory Notes referred to in, and is entitled to all the benefits of, a Loan and Security Agreement dated as of September 30, 2020, between Borrower and Lender (as amended, restated or supplemented from time to time, the “Agreement”). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Agreement. The Agreement contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events.

Principal of and interest on this Note shall be payable as follows:

On the Funding Date, Borrower shall pay interest only at a rate of 12.50% per month, in advance, on the outstanding principal balance of this Note for the period from the Funding Date through September 30, 2020 in the amount of Six Hundred Ninety-Four and 44/100 Dollars ($694.44).

Commencing on October 1, 2020. and continuing on the first day of each consecutive month thereafter until the first day of the last month of the Interest-Only Period, interest only at the Designated Rate shall be payable, in advance, in Six (6) equal consecutive monthly installments of Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($20,833.33) each.

Commencing on April 1, 2021, and continuing on the first day of each consecutive month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in equal consecutive monthly installments of Seventy-Seven Thousand Nine Hundred Sixty-Eight and 82/100 Dollars ($77,968.82) each.

The Final Payment and any unpaid expenses, fees, interest and principal shall be due and payable on September 1, 2023.

This Note may be prepaid only as permitted in the Agreement.

Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a rate per annum equal to the five percent (5%) above the Designated Rate. Borrower shall pay such interest on demand.

Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrower be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

If Borrower is late in making any payment under this Note by more than five (5) Business Days, Borrower agrees to pay a “late charge” of five percent (5%) of the installment due, but not less than fifty dollars ($50) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or any of the other Loan Documents or from exercising any other rights and remedies of Lender.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles.

TDG ACQUISITION COMPANY, LLC

By:	/s/ Richard Ryan
Name:	Richard Ryan
Its:	CEO